SAM S. FERLITA, C.P.A.	MEMBERS:
VINCENT E. WALSH, C.P.A.	AMERICAN INSTITUTE OF C.P.A.’S
FROMENT JOHN GONZALEZ, III, C.P.A.	S.E.C. AND PRIVATE COMPANIES
DON F. RODRIGUEZ, C.P.A.	PRACTICE SECTIONS
FLORIDA INSTITUTE OF C.P.A.’S

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 26, 2010, on the financial statements and internal control over financial reporting of Odyssey Marine Exploration, Inc. and Subsidiaries, which reports appear in the 2009 Annual Report to shareholders of Odyssey Marine Exploration, Inc. and Subsidiaries, and to the references to our Firm under the caption “Experts” in the Prospectus.

Ferlita, Walsh & Gonzalez, P.A.

Certified Public Accountants

Tampa, Florida

April 15, 2010

3302 Azeele St. • Tampa, FL 33609

(813) 877-9609 • Fax: (813) 875-4477